UNITED STATES

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SCHEDULE 14A

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SUNTRUST BANKS, INC.

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The following is an excerpt from a transcript of an employee town hall meeting held by SunTrust Banks, Inc. on February 11, 2019.

Teammate Town Hall Transcript – Feb. 11, 2019

Bill Rogers:

Good morning, everybody. How are we doing?

Ok, anybody wake up Thursday morning a little surprised? I’ll bet, and I am sure you’re all still absorbing the news from last week and I thought this was a good time to get us all together and let you hear from me personally. But just understand, this is the beginning – so this isn’t the last time we will be together. This isn’t the only time we’ll be together, and this isn’t the only time to ask questions.

And we may not have every answer, so just prepare – a lot of things we’re learning, and we are making sure that we do it as we go along. So just to level set for all of us.

I’m sure all of you know how much I believe in purpose. Anybody confused about that? I hope not. The “why” of what we do – “Lighting the Way to Financial Well-Being” – guides every decision I make and every way that I think about our company and every way that I think about our future.

And to be the best… so we talked about being the best, right? That’s been thematic for us. Being the best means having the most financial strength, the most reach, the best technology, and the full ability to not only compete, but to compete and win.

Those are key components of what help drive purpose and doing that in an ever-changing and more complex world. Ever-changing and more complex. Let there be no doubt, though – we are strong, and we would be strong as a standalone institution. So I don’t want there to be any doubt about that. All of these conversations, all of this dialogue come from a position of strength… from solid ground.

But, you know, my job as the CEO, my job is to look around the corner. So not only to look at today and not only to look at what we have today, but to look around the corner and make sure that SunTrust is positioned not for today, not for tomorrow, not for the short-term, not for next year, but for the long-term. Generationally positioned for the long-term. That’s my job.

And all that’s in the context of fulfilling our purpose generationally. So that’s the part that guides me… it’s fulfilling it for teammates, it’s fulfilling it for our communities, it’s fulfilling it for our shareholders, and it’s fulfilling it for our clients. Those are the four constituents and we’re constantly thinking about it and balancing off those decisions against.

Ok, so why a merger? And why BB&T? Those would be very logical questions that would be at the front of your mind. Kelly King, the CEO of BB&T, and I have known each other for a long time. We’ve been in a lot of industry meetings together; we’ve been together for long periods of time talking about the things that are going on in our industry. We look at each other’s information – there’s a lot of public information – he’s been looking at how I talk about our company, and I have been looking a lot about how he talks about his company…

And what became very clear to me and to him was that we had a bit of a shared vision about where the industry is going and what it’s going to take to compete… But more importantly, we were both willing to disrupt ourselves… They were willing to say everything we do is not perfect… They had the same philosophy.

Also the philosophy that you build from the client backwards. Too many institutions built from what we have forward vs. what the client needs and the client demands and we build backwards from that. We have a very, very similar philosophy.

We also believe that investment matters, and investment at scale matters. Marketing matters at scale. Market share matters. We also believe in digital first mindset – remember we said we have a digital first mindset. Everything else is important, everything else is in support, but we start from a digital working backwards. But most importantly, they like us are a purpose-driven company. They like us are a purpose-driven company. The same foundation, the same strong support system of what drives what they call their associates, and what we call our teammates.

For us, it’s Lighting the Way to Financial Well-Being. For them, it’s Making the World a Better Place to Live. How good does that sound? Making the World a Better Place to Live… that’s a pretty high bar for a purpose-driven company.

I encourage you to go to BB&T’s website… go in and dig in. Don’t take my word for it. Go in and dig in and look at their website and see how they talk about their company and say, gosh, does that sound familiar? Are they using some of the same words? Does that resonate with how I think about SunTrust?

So a few weeks ago, Kelly and I got together and we challenged ourselves. We said of those four constituents that I talked about earlier… do we owe them to consider a merger? That was really how our conversation started. Do we owe those constituents to have a dialogue about whether this can work. And we both said we do. We actually owe that to those four constituents. We need to talk about this. And we need to talk about it because it is so compelling for literally dozens of reasons. We are each other’s number one choice for merger by a wide margin… by a wide margin. In some cases, it’s almost not even a second… just to show how compelling that is.

So those conversations started to snowball, and we set a couple of North Stars right out of the shoot. The first North Star was that it would be a Merger of Equals. No winners or losers. Merger of Equals. And that’s a really important term and I am going to talk a little more about that. And that 2+2=5… that it had to be for something. You can just lock two companies together and say that’s a merger. But it had to be for something. What were we going to do? What would the 2+2… how could it equal more than 4? How could it equal 5? What would it be for?

Those were the North Stars that drove every part of our dialogue and decision and discussions. But let’s look at what this creates… just to do sort of a quick, quick summary: A company with $442 billion in assets, $301 billion dollars in loans, $324 billion dollars in deposits, and depending however you measure us, the 5th or 6th largest bank in the country. So that’s size. That’s scale. That’s one thing.

But then look at financial performance of doing that. What does it mean when you build for scale and you build for scale where you have a lot of opportunities together? An efficiency ratio of 51%. Return on… let’s just call it return on equity to make it simple at 22%. Both would make us number one in our peer group. That would take us a long time to get to individually, each institution. Coming together, we become the number one financial performing company in our peer group. So put that a little bit into perspective of what that means.

Ten million households… and ten million households in the fastest growing markets in the country. If we think about generationally where things are going, they are coming our way. They are coming our way and we are doubling down with that opportunity with things coming our way. A dominant market share in the Southeast. We will absolutely be the dominant player in the Southeast. The most diversified business mix. The really great opportunity, and we’ll talk a little bit more about this in some of the Q&A is the great opportunity is that it is extremely additive. There are not a lot of things that we are putting together and saying gosh, we both have that. There are more things that we are putting together that says you have this, we have this… it comes together, and that’s really additive. That’s that 2+2=5. That’s what really drives that financial performance. That’s the key to making a really diverse and powerful institution going forward.

Now we do create some efficiencies… we’ll talk about that, we don’t want to shy away from that. But what it does most importantly and I would say this – exponentially — is that it creates more opportunity to invest. It creates tremendous opportunity for us to invest in our future. And I think as an industry, we’re at a critical pivot point about investing.

Many of you in all sorts of areas of the company are all saying, if we only had this… or we’re deferring something for six months that we think we ought to do now. What about this thing that we haven’t thought about… does our competitor have it?

These are the things that we get to do. These are the things that we create the capacity to invest in our company and invest for the future. One symbol of that… an obvious symbol of that is going to be an Innovation Center in Charlotte. We declared, just to throw a number out there, incrementally… this is just on top of… not the number, but incrementally, we are going to invest another $100 million dollars in technology and in innovation.

We are talking about Charlotte as being an innovation hub, but innovation takes place all across our company, not just in Charlotte. So I want to be clear about that. Innovation takes place lots of places. But that’s going to be one of the symbols and one of the places that we are going to demonstrate that.

So we announced a Merger of Equals. What does that mean? Ellen Fitzsimmons will remind me it is not a legal term. That term does not actually exist as a legal term. But one of the things that symbolize a Merger of Equals… the first is our Boards are 50% from SunTrust and 50% from BB&T. All of the SunTrust Board members will be part of the new Board, and BB&T will reduce its Board’s size to make the Boards equal. That’s one of the most compelling components of what makes a Merger of Equals.

The second is 50/50 as it relates to management – 50% of BB&T and 50% from SunTrust. And we already started that process with naming 14 – seven from SunTrust and seven from BB&T. Then the next issue is one about transition – what happens? Kelly King will be the CEO for the first two years; I’ll be president and COO. And then I’ll be CEO after two years.

So in a Merger of Equals, one thing that doesn’t work well is when you’re ambiguous about what the transition is going to look like. So it was very important to declare that this was how it is going to work. But in fairness, I am going to stop talking a lot about those because those labels and those 50/50 and this is the transition… those are titles… because we are going to operate as One Team. That’s got to be the mindset for the combined company. So I am going to talk a little bit less going forward about Even Steven because we are going to talk about One Team.

Now the commitment all the way down through is that we set the tone at the top all the way through the company… that we try to have equal representation on both sides all the way through the company. That won’t be perfect every time, but hopefully you get some confidence that we set that tone at the top and we’ll continue to have that moving forward. Kelly King is a really strong, purposeful leader, and I have a lot of confidence in him. I am obviously willing to play a different role for a different period of time, and I wouldn’t do that for anybody else. So I want you to understand that.

I’m supremely confident in our future. If I could look at everybody in the eye, I don’t know how many people are on the webcast, but if I could stare you all in the eye, and you remembered one thing from this – it’s that I am supremely confident in our future.

But great companies don’t stand still. And we are not going to stand still, because what made us great is what’s going to make us even better.

Now I read some social media posts on announcement day… one was from a former teammate who retired after 37 years, and I could tell this teammate felt the same way. And this is what this post said: “It’ll be bittersweet to see the SunTrust name change to something else, but I am looking forward to the new entity.” And I thought wow, that’s a great statement from a retired teammate in terms of ownership.

We’ve got to evolve. We have to respond to a changing dynamic in our industry. Kelly King describes it as “disrupt and thrive,” and I think that’s a really good way to think about it. We disrupt and thrive… we disrupt and step forward. We don’t disrupt and take a step back. Merging with BB&T – and we were very intentional in this – I’m going to say gives us the opportunity because we have to achieve it… to be the premier financial institution in the country. Now that’s a powerful statement, and I want you to internalize that and feel that and want to be part of that team: the premier financial institution in the country.

You know, we put it up on the website, we created a website, and I thought… you know, sometimes I am nervous about making these just declarative statements, “in the world,” and “the premier” – those kinds of things. And I thought we would get a little push back. Not any. Not any push back. Alignment and agreement that wait a minute, this is the premier, you are creating the premier financial services institution. It’s an amazing transformation and acceptance of what we are trying to create.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2018, June 30, 2018 and September 30, 2018, and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2018, June 30, 2018 and September 30, 2018, and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger with SunTrust, BB&T will file with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of BB&T and SunTrust seeking their approval of the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.

Participants in the Solicitation

BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2018 Annual Meeting of Shareholders filed with the SEC on March 15, 2018, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2018 Annual Meeting of Shareholders filed with the SEC on March 9, 2018, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.